FOR IMMEDIATE RELEASE
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April 21, 2005

Graham Elected SJI Chairman

FOLSOM, N.J. -- Today, at its reorganization meeting which followed its annual meeting of shareholders, South Jersey Industries' (NYSE:SJI) board of directors elected Edward J. Graham as board chairman. Graham will continue to serve as the company's president and chief executive officer.

"Ed's election today is the final step in a structured succession plan that the board of directors began implementing in 2002. The board continues to be confident in the company's ability to grow and prosper under Ed Graham's leadership," said Charles Biscieglia, SJI's out-going chairman. "As chairman, his guidance in matters of corporate governance and policy will continue to be of enormous value to the board," added Biscieglia.

"I'm extremely pleased to be assuming this new role and appreciative of the confidence the board has placed in me," said Graham. "Over the past six years, our company has become a leader in the energy industry. That would not have happened without a strong and focused management team; a talented and dedicated workforce; and an engaged and committed board of directors," added Graham. "With these essential elements in place, I'm certain that we've created a platform from which we will continue to achieve the financial results that our shareholders have come to expect from SJI," Graham concluded.

Graham, who joined the company in 1981, has held a variety of senior executive positions in SJI and its subsidiaries. In 2000, he was elected as both president of South Jersey Energy and vice president of SJI. In 2003, the board named Graham as president of South Jersey Gas, South Jersey Resources Group and Marina Energy; and, president and chief operating officer of SJI. In 2004, he became the president and CEO of South Jersey Gas and SJI. Graham was elected to SJI's board of directors in early 2004.

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Graham holds an MBA in Finance & Investment from Drexel University. He currently serves as a director of the New Jersey Chamber of Commerce, the New Jersey Utilities Association and is the treasurer for the South Jersey Healthcare Foundation. Also, he is a member of the American Gas Association Leadership Council and the vice chairman of the Rowan University Foundation Board. Graham resides in Sewell, NJ with his wife Jane and their daughters Kelsey and Stefany, and son Kevin.

SJI's board also named W. Cary Edwards as its lead independent director. The lead director's principle responsibility is to chair meetings of the independent directors and to guide the board in those circumstances when the chairman is not present. This action represents the board's continuing attention to best practices for corporate governance. Edwards, who was elected to SJI's board 12 years ago, currently chairs the compensation and pension committees and serves as a member of the executive, environmental and management development committees. Edwards is currently the chairman of the New Jersey State Commission on Investigation and is a partner in the law firm of Edwards & Caldwell. Edwards had served as New Jersey's Attorney General under former governor Thomas Kean, from 1986 to 1989.

The board also named Sheila Hartnett-Devlin, CFA as the chairman of its audit committee. She is one of the audit committee designated financial experts. Hartnett-Devlin was elected to SJI's board in1999 and has served as a member of the audit committee since joining the board. Hartnett-Devlin was formerly with Fiduciary Trust Company, where she was employed for 24 years. She was elected an officer of Fiduciary in 1985, leaving the company in 2004 as executive vice president. She holds both a BBA and MBA in finance from Pace University, and is currently a member of the board of directors for Mercy Investment Program, Inc.

South Jersey Industries (NYSE:SJI) is an energy services holding company for South Jersey Gas, South Jersey Energy, South Jersey Resources Group, Marina Energy and South Jersey Energy Service Plus. Visit http://www.sjindustries.com for more information about SJI and its subsidiaries.

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